INFORMAL AGREEMENT WITH COMPANY PRESIDENT

Stephen Spalding, a director and the sole officer of the company, has been loaning funds to the Company.  Mr. Spalding and Michael Stiege, a director, have verbally agreed that in the event that the Company raises only a portion of the Offering amount, to loan the Company sufficient funds to assist in start-up operations.

Because there are no agreed upon terms for the repayment of any funds loaned to the Company, the loans, when made should be considered payable on demand.